Exhibit 99


                IKON OFFICE SOLUTIONS APPOINTS NEW CEO MATT ESPE
                              TO BOARD OF DIRECTORS

Valley Forge, Pennsylvania - September 25, 2002 - IKON Office Solutions (NYSE:
IKN) today announced that the Company's recently appointed President and Chief Executive Officer, Matthew Espe, has been elected a member of the Company's Board of Directors.

"Matt's participation as a member of the Board is integral to the effective management of IKON, as he assumes leadership of the Company," said James J. Forese, Chairman of IKON Office Solutions. "Matt's strong business experience and background in global markets and his solid achievements in integrating businesses, enabling e-commerce solutions and targeting and marketing new products and services, will be invaluable to IKON's Board."

Mr. Espe, 44, was appointed President and Chief Executive Officer of IKON on August 29, 2002. He was most recently President and Chief Executive Officer of GE Lighting, a $3 billion business with 35,000 employees and 55 manufacturing facilities across North America and around the world. He brings to IKON more than 20 years experience in distribution, sales and marketing and a proven track record for building and leading businesses on a global scale, while increasing revenue and profitability. As indicated in the Company's plan for a smooth transition to new leadership, previously announced in March 2002, James J. Forese will remain as Chairman of the Board of Directors until the Company's next annual meeting in February 2003.

IKON Office Solutions is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, LLC, a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

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